Abbot Downing
                                                                AD Policy Manual



COMP-202     CODE OF ETHICS FOR PERSONAL SECURITIES TRADING BY FIDUCIARY
             PERSONNEL



                                                       Revised: January 26, 2012

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POLICY SUMMARY

It is the obligation of Fiduciary Personnel, as defined below, not to make, participate in, or engage in any act, practice or course of conduct that would in any way conflict with the interests of Abbot Downing managed accounts or breach any applicable federal or state regulations.

This obligation encompasses:

a)   the duty at all times to place the interests of clients first;
b) the duty to act at all times in the spirit of openness, integrity, honesty and trust; and
c) the duty to ensure that all personal securities transactions be conducted in a manner consistent with this policy.

In addition to this policy, all team members are subject to the Code of Ethics and Business Conduct. Team members with securities license(s) are further subject to the policies and procedures set forth by the respective affiliated broker dealer, as well as FINRA, SEC and other applicable local and/or federal agencies. If investment information is shared with an affiliate, team members may also be subject to the affiliates' policies and procedures for personal securities transactions. Investment managers of other Wells Fargo affiliates who serve managed Abbot Downing accounts shall comply with their own code of ethics and are thereby exempt from this policy.

All Fiduciary Personnel shall conduct and report personal trading and all other personal financial transactions in a manner consistent with this policy.
Reports of personal securities transactions, holdings and other information filed with Compliance, pursuant to this Code, shall be kept confidential, provided however, that such information is also subject to review by appropriate AD Senior Management and/or legal counsel. Such information may also be provided to Wells Fargo Audit Services, the Comptroller of Currency or other government authority when properly requested or under court order.

DEFINITIONS

FIDUCIARY PERSONNEL: All Abbot Downing team members, including Investment Personnel, are considered Fiduciary Personnel and shall adhere to the applicable sections of this policy, including the corresponding reporting requirements noted in the Standards below. All team members, officers and directors of Wells Fargo who, as part of their normal duties, make, participate in, or obtain information related to recommendations regarding the purchase or

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sale of Reportable Securities within Abbot Downing managed accounts are also considered Fiduciary Personnel.

INVESTMENT  PERSONNEL:  All  Investment  Managers,  Investment  Associates  and
Investment Assistants are considered Investment Personnel. In addition, those team members directly involved in the support, oversight and supervision of the Investment Management function are considered Investment Personnel, e.g., Investment Risk Management, certain personnel within Compliance, and Executive Management.

REPORTABLE SECURITY: All securities held in managed client portfolios of Abbot Downing are Reportable Securities except:

     a)   Direct obligations of the Government of the United States,

     b) Shares issued by unaffiliated open-end registered investment companies (non- proprietary mutual funds), and

     c)   Open-End Exchange Traded Funds (ETFs).

     NOTE: REPORTABLE SECURITIES INCLUDE EQUITIES (INCLUDING WELLS FARGO &
           COMPANY COMMON STOCK AND PROPRIETARY MUTUAL FUNDS), BONDS, OPTIONS, CLOSED-END MUTUAL FUNDS, CLOSED-END ETFS, PRIVATE PLACEMENTS, REITS AND UITS.

BENEFICIAL OWNERSHIP: Ownership where a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. Direct pecuniary interest in any class of securities includes the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. For example, a team member may be deemed to be a beneficial owner of securities held by members of a team member's immediate family sharing the same household, or by certain partnerships, client accounts, corporations or other arrangements.

BLACKOUT PERIOD: Time period during which an investment vehicle may not be traded in a personal securities account.

INSIDER TRADING: The buying or selling of a security in breach of fiduciary duty or other relationship of trust or confidence, while in possession of material, non-public information. Insider trading, as defined here, is a violation of federal securities laws. Refer to COMP- 209:InsiderInformation.

LATE TRADING: Trading in breach of Rule 22c-1 under the Investment Company Act of 1940 ("ICA"). The ICA requires that any order submitted for the purchase or sale of a mutual fund be executed at the NAV next calculated after the order was placed. Late trading happens when trades are executed at a price which is as of a time or date that occurred before the order was placed.

MARKET TIMING: Repeated round trip trading, e.g., buy, sale, re-buy, in an mutual fund such that the investor is able to gain undue advantage because of timing differentials between market close and the pricing of the mutual fund, or such that the fund becomes

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disadvantaged because it has to maintain additional liquidity to accommodate large swings in capital activity. Each fund is affected differently by capital activity; therefore, each fund family defines the level and duration of round trips that constitutes market timing, and any redemption fees associated with market timing, for each fund.


STANDARDS

A.   FIDUCIARY PERSONNEL

     1. All Fiduciary Personnel shall submit quarterly a report of personal securities transactions as required in the applicable sections in this policy, dependent upon job responsibilities.

     2. All Fiduciary Personnel shall certify quarterly that they have read and understand this policy and related policies.

     3. Fiduciary Personnel shall not engage in market timing or late trading in mutual funds.

     4. Fiduciary Personnel shall not invest in options (other than employee stock options), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Wells Fargo & Company, regardless of knowledge of inside information.

     5. With respect to 401(k) plan accounts, the following guidelines apply to reporting requirements of this policy:

          a)   Trades within a Wells Fargo 401(k) plan account are excluded;

          b)   Auto-contribution plan trades are excluded; and

          c) Within an external 401(k) plan account, only trades of individual issues must be reported.


B.     REQUIREMENTS FOR INVESTMENT PERSONNEL

     1. At Hire: Investment Personnel shall submit a report of all brokerage accounts and related holdings and shall acknowledge this policy.

     2. Daily Pre-Clearance and Reporting of Trades: Prior to entering into a transaction of a reportable security in a personal account, Investment Personnel shall pre-clear the transaction with Abbot Downing Compliance. See COMP-P202:Personal Securities Transactions Reporting Procedures for details for how to pre-clear. This requirement includes stop/limit orders, which require additional steps, as noted in the Procedures.

     3. Quarterly Transaction Reporting: Investment Personnel shall submit a report on ALL personal securities transactions in Reportable Securities executed in the past calendar quarter to Abbot Downing Compliance. If there are no transactions, a "no

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          transactions" report shall be submitted. This report shall be made within 30 calendar days after quarter end.

     4. Quarterly Brokerage Account Certification: Investment Personnel are required to certify, on a quarterly basis, all brokerage accounts in which they have a beneficial ownership. In addition, Investment Personnel shall submit information on any new or closed brokerage accounts to Abbot Downing Compliance each quarter.

     5. Annual Holdings Report: Investment Personnel shall submit a report of holdings in Reportable Securities annually, at calendar year end. Brokerage statements may be submitted in lieu of this report.

     6. Trading restrictions: In accounts for which an Investment Personnel is a beneficial owner or over which he/she exercises influence or control (including accounts for family members), Investment Personnel may trade in Reportable Securities only in accordance with the following restrictions:

          a) Client Account Activity: A one-day blackout period. Investment Personnel cannot trade in the same security on the same trade date that any of his/her clients' accounts trades in that security.

          b) Restricted SecuritiesList: A 7-day blackout period. Investment Personnel cannot trade in any security that has been the subject of an alert and/or recommendation of the Buy List Committee, the WM Equity List or WM Model teams, including all stock classes and any related options of such security. The 7-day blackout period also pertains to debt issues, including all series of the debt issuer. Securities subject to restriction will be noted on the IM&T Restricted Securities List.

          c) The restrictions in (a) and (b) above apply to all transaction types including shorts, options, futures, etc., in the security or in any underlying security.

          d) The restrictions in (a) and (b) above do not apply to dividend reinvestment programs, direct stock purchase plans, or investment decisions made by an unrelated third party.

          e) It is strongly recommended that Investment Personnel conduct personal security transactions at the end of the trading day as this may limit the appearance of front running situations.

          f) Short-Term Trading: Access persons are prohibited from profiting in the purchase and sale,or sale and purchase, and reportable security within 10 calendar days. A 10 day restrictionis further placed on the purchase and sale, or sale and purchase, of shares in the Lowry Hill mutualFund(The Clear River Fund- CLRVX).

     7. Investment Personnel shall not purchase and sell securities in an IPO or Limited Offering unless pre-clearance is obtained from Abbot Downing Compliance. If granting permission to invest in a Limited Offering, consideration will be given as

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to whether any recommendation may be made for investment in the issuer on behalf of a managed account.



C. REQUIREMENTS FOR OTHER FIDUCIARY PERSONNEL WHO ARE NOT INVESTMENT PERSONNEL (TRUST OFFICERS, ET AL)

     1. Quarterly Transaction Reporting: Fiduciary Personnel shall submit a report to Abbot Downing Compliance of all personal transactions in Reportable Securities aggregating in excess of $10,000 executed in the past calendar quarter. If transactions do not exceed this threshold, a "no transactions" report shall be submitted. This report shall be made within 30 calendar days after each quarter end.

     2. Quarterly Brokerage Account Certification: Fiduciary Personnel shall certify, on a quarterly basis, all brokerage accounts in which they have a beneficial ownership. In addition, Fiduciary Personnel shall submit information on any new or closed brokerage accounts to Abbot Downing Compliance each quarter.


D.   FAILURE TO COMPLY

     In accordance with the Wells Fargo's Risk Management Account Ability Policy, of the Team Member Handbook, failure of any team member to comply with this policy may adversely affect compensation opportunities. Please contact your manager for specifics.

     In addition, repeated violations may be considered grounds for corrective action, which may include termination of your employment.


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Initial Effective Date:     September 1, 1999

Revision Date:              July 1, 2000; October 1, 2001; January 30, 2004;
                            November 1, 2004; March 15, 2006; October 1, 2006;
                            January 1, 2010


RELATED POLICY:             COMP-209:Insider Trading

RELATED PROCEDURE:          COMP-P202: Code of Ethics for Personal Securities
                            Trading by Fiduciary Personnel